Exhibit 10.1

February 5, 2016

Dear Rhonda,

Congratulations! I’m very pleased to extend to you an offer of employment from Alliance HealthCare Services.

This letter confirms our offer for the position of Executive Vice President, Chief Financial Officer. This offer is contingent upon a pre-employment drug screen, as well as a background and reference check. This is an exempt position paid at a biweekly rate of $11538.46 which is the equivalent of $300,000.00 annually. As discussed, your anticipated start will be on March 10, 2016. In this position you will report to Tom Tomlinson, Chief Executive Officer.

In addition to your base salary, you will receive a sign on bonus in the amount of $50,000.00 that will be paid to you in two installments; the first half will be paid to you in the first practical pay period following the completion of thirty (30) days of employment and the second half will be paid to you in the first practical pay period following the completion of sixty (60) days of employment. In the event that you voluntarily resign your employment with Alliance prior to the end of one (1) year or are terminated for just cause as defined in your Executive Severance Agreement prior to the end of one (1) year, then you agree to immediately following such termination, to reimburse Alliance the complete amount of the sign-on bonus within sixty (60) days.

You will also be eligible to participate in Alliance HealthCare Service’s Executive Incentive Plan (EIP). Your target bonus is 75% of your base salary payable as defined under the provisions of the plan and applicable Terms and Conditions.

You will be provided an equity grant equivalent to $200,000.00 which will be provided in the form of Alliance HealthCare Services (AIQ) stock options. One-third (1/3) of the earned award will vest on the grant award date in 2017. The remaining two thirds (2/3) of the options will vest in equal installments on the grant date anniversary in 2018 and 2019, subject in each case to your continued employment through the vesting date.

Alliance will also recommend to the Alliance Compensation Committee at the next Alliance LTIP meeting that you be granted an award equivalent to 50% of your base salary, fifty percent (50%) of which will be in the form of Alliance HealthCare Services (AIQ) stock options, with an exercise price equal to the closing AIQ stock price on the grant date of the Alliance Long Term Incentive Plan (LTIP) grants in Q1 2016. One-third (1/3) of the earned award will vest on the grant award date in 2017. The remaining two thirds (2/3) of the options will vest in equal installments on the grant date anniversary in 2018 and 2019, subject in each case to your continued employment through the vesting date. The second fifty percent (50%) of the grant will be in the form of an Adjusted EBITDA Award in which you are eligible to earn a target cash award if the Company meets or exceeds the target for Adjusted EBITDA less minority interests. One-third (1/3) of the earned cash award will vest on December 31, 2016 and will be paid by March 15, 2017, subject to your continued employment through December 31, 2016. The remaining two thirds (2/3) of the earned cash award will vest in equal installments on December 31, 2017 and December 31, 2018, subject in each case to your continued employment through the vesting date. Payment will be made in each case within two and one-half months after the applicable vesting date.

You will be eligible for all company benefits, subject to the terms and conditions of each program. I’ve enclosed a Benefits Overview, which provides a brief description of each of our current benefits. In addition to the standard benefits package, you will accrue four weeks of vacation per year beginning year one of employment versus the standard two weeks. If you have any questions, please call the Human Resources Team at 800-544-3215. An HR team member will be happy to answer your questions.

As part of your new Team Member welcome, you will be asked to participate in an online orientation process that contains all the paperwork you will need to complete and submit. On your first day, please be sure to bring identification documents that verify your identity and employment eligibility. This is required by the Department of Homeland Security. Should we not receive the required documentation within three days from your start date, we will have to withdraw our offer of employment. If you have any questions as to which documents are required, please refer to the enclosed I-9.

Either you or Alliance may end the employment relationship at any time, with or without cause or advance notice. Alliance is an at-will employer; therefore, this letter does not constitute an employment contract.

If you agree with the terms in this letter, please accept this offer electronically within 14 days. In addition to the electronic copy of the offer, you will also receive a copy in the new hire packet. Please sign that copy and fax it as instructed on the packet. If you have any questions, please feel free to contact me directly at 949-242-5511.

Rhonda, I’m very excited to invite you to join us here at Alliance. Our team members are talented, highly motivated professionals – the best in the business. We are committed to being a customer-focused organization, with a work environment that is characterized by quality, integrity and ethics, respect, teamwork and accountability. The values-and performance-based culture we’re building together is truly unique.

I’ll look forward to receiving your acceptance on or around February 15, 2016 and to welcoming you as one of the newest members of the Alliance team!

Warmest regards,

Laurie Miller

Senior Vice President, Human Resources

Alliance HealthCare Services

Enclosure:

/s/ Rhonda Longmore-Grund	February 15, 2016
Name	Date